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                                                                    Exhibit 99.3

                                     BNS Co,
                          200 Frenchtown Road, Suite 2
                            North Kingstown, RI 02852
                            Telephone: (401) 886-7404
                               Fax: (401) 886-7407


                                October 11, 2002


Hummingbird Management, LLC
153 E. 53rd Street
55th Floor
New York, NY  10022

Attn:  Paul D. Sonkin
       Managing Member

Dear Mr. Sonkin:

     Your letter of September 17, 2002 addressed to BNS Co. was circulated to the Board of Directors and was discussed at a recent Board meeting.

     We thank you for your letter. We have been considering/working on the action points you discussed in your letter. Since your letter of September 17 was contained in a public filing, we have decided to include our response in a public filing.

         As you can see from the Report on Form 8-K just filed, the Board has amended the 1998 Rights Plan to increase the threshold for permitted holdings, and any future increased purchases of Company stock by the large holders may result in a smaller number of holders of record and help to reduce "public company" expenses. We are looking further into various aspects of the matter of reducing "public company" expenses as we realize that the number of holders is large for the number of shares outstanding and for a company of this size. However, we are mindful of obligations of fairness to all stockholders. We will consider the various options that become available to us.

         This process includes planning to reduce the number of directors, but the final membership of the Board will be affected by the recent Sarbanes legislation and pending and forthcoming regulatory and stock exchange requirements, including the new BBX Exchange. In this connection I would like to point out that the cost of D&O insurance is not a function of Board size but of changes in recent periods in the nature and complexity of the Company's business and, most importantly, by rising costs in the insurance industry. Accordingly, we will be reviewing all the D&O options. We are also looking


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into other ways to cut our entire cost structure, both "public company" costs
(as noted above) and other costs.

     Once the final installment of the purchase price payable to BNS Co. by Hexagon for the sale of Xygent last month has been finally determined pursuant to the procedures set out in that Securities Purchase Agreement (a matter not wholly within our control), we plan a distribution in cash in as large amount as we consider prudent, subject, of course, to the corporate legal requirements as to surplus, etc. To date, there are no "earnings and profits" for federal income tax purposes in the year 2002 so that any such distribution which can be made this year would be treated as a return of capital to the extent of basis, with any excess taxed at capital gains rates.

     With respect to maximizing the values of our real estate assets, we are continuing with the environmental remediation activities at the North Kingstown Property and are making progress with the environmental authorities in Rhode Island. We are also looking into possible subdivision of much of the adjoining property in Rhode Island, or sale to a developer, at a later date, and in connection with both these matters we are working with our real estate advisors to maximize values. Thus, we are diligently working to maximize values, irrespective of market conditions.

     Thank you for your kind words and helpful comments.


                                   Very truly yours,


                                   Kenneth N. Kermes
                                   Chairman of the Board


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